Exhibit 10.2

RYMAN HOSPITALITY PROPERTIES, INC.

TIME-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

(2016 OMNIBUS INCENTIVE PLAN)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the             day of             (the “Grant Date”), between Ryman Hospitality Properties, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and             (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of the Company (the “Restricted Stock Units”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Restricted Stock Units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.

(a) The Company hereby grants to the Grantee an award (the “Award”) of             Restricted Stock Units on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping account will be maintained by the Company to keep track of the Restricted Stock Units and any dividend equivalent rights that may accrue as provided in Section 4.

(b) The Grantee’s rights with respect to any unvested portion of the Award shall remain forfeitable at all times prior to the dates on which the Restricted Period of such portion of the Award shall expire or terminate in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2. Vesting of the Award.

(a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion (subject to Section 7.5 of the Plan), the “Restricted Period” means the period beginning on the Grant Date and expiring with respect to             percent (    %) of the Restricted Stock Units granted hereby on the each of the succeeding             (    ) anniversaries of             .

(b) Except as otherwise determined by the Committee at or after the grant of the Award hereunder (subject to Section 7.5 of the Plan), in the event that the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated (other than by reason of death, Disability or an approved retirement of such Grantee (as determined by the Committee in its sole discretion) prior to the expiration or termination of the Restricted Period applicable to any Restricted Stock Units (including Dividend Equivalent Units and other dividend equivalent rights related thereto that have accrued pursuant to Section 4) granted hereby, the Grantee shall forfeit such Restricted Stock Units as to which the Restricted Period has not expired, and all of the Grantee’s rights with respect thereto shall cease.

(c) If the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated because of death, Disability or an approved retirement of such Grantee (as determined by the Committee in its sole discretion), the Restricted Period shall automatically terminate as to all Restricted Stock Units (including Dividend Equivalent Units and other dividend equivalent rights related thereto) awarded hereunder (as to which such Restricted Period has not previously terminated) and the Shares shall thereafter be issued to the Grantee (or to the Grantee’s transferee pursuant to Section 1(b) as the case may be) in accordance with Section 3.

(d) Notwithstanding anything contained herein to the contrary, upon the occurrence of a Change in Control (as defined in the Plan) the Restricted Period shall automatically terminate as to all Restricted Stock Units (including any Dividend Equivalent Units and other dividend equivalent rights related thereto that have accrued pursuant to Section 4) awarded hereunder (as to which such Restricted Period has not previously terminated) and the Shares shall thereafter be issued to the Grantee (or to the Grantee’s transferee pursuant to Section 1(b) as the case may be) in accordance with Section 3.

3. Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive one Share for each Restricted Stock Unit with respect to which the Restricted Period expires pursuant to Section 2 or otherwise terminates. Subject to the provisions of the Plan and Section 8(a) hereof, such payment shall be made through the issuance to the Grantee, as promptly as practicable thereafter (or to the executors or administrators of Grantee’s estate, as promptly as practicable after the Company’s receipt of notification of Grantee’s death, as the case may be), of a number of Shares equal to the number of such Restricted Stock Units with respect to which the Restricted Period shall have expired or terminated.

4. Dividend Equivalent Rights. Grantee shall receive dividend equivalent rights in respect of the Restricted Stock Units covered by this Agreement at the time of any payment of dividends to stockholders on Shares. The Restricted Stock Units will be credited with additional Restricted Stock Units (the “Dividend Equivalent Units”) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date, (rounded down to the nearest whole share (or such other convention as may be determined by the Committee in its sole discretion)). The Restricted Stock Units will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date (rounded down to the nearest whole share (or such other convention as may be determined by the Committee in its sole discretion)). Each Dividend Equivalent Unit will vest and be settled or payable at the same time as, and to the extent of the vesting of, the Restricted Stock Units to which such Dividend Equivalent Unit relates.

5. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in Shares.

6. Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6. Any such adjustments shall be made in a manner provided in Section 4.2 of the Plan and in a manner that does not result in a discretionary increase in the amounts payable under the Award.

7. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Taxes; Section 409A.

(a) Upon the expiration or termination of the Restricted Period, the Grantee shall remit to the Company the minimum amount necessary to satisfy the Withholding Tax Obligation (as defined below) with respect to which the Award or portion thereof has settled as a condition to the Company’s issuance of any Shares. The payment shall be in cash or at the election of Grantee by means of: (i) the delivery of Shares previously owned by Grantee, subject to applicable legal requirements, and held for the requisite period of time as may be required to avoid the Company incurring any adverse accounting charge; (ii) a reduction in the number of Shares otherwise deliverable upon vesting or other amounts otherwise payable to the Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii). The value of any Shares delivered or withheld as payment in respect of the Withholding Tax Obligation shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery. For purposes hereof, the “Withholding Tax Obligation” means the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of all or a portion of the Award; provided, however, that, in the sole discretion of the Company, the Company may allow the Grantee to withhold an additional amount or additional number of Shares to satisfy an additional amount of withholding taxes up to the maximum individual statutory rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of this Award to the Company.

(b) Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, including where Grantee has elected to defer settlement of this Award, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Code, including but not limited to delaying, if required, the issuance of Shares contemplated hereunder. Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

9. No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continued employment by the Company or any of its Subsidiaries or Affiliates, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Grantee’s employment at any time for any reason whatsoever, whether or not with cause.

10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

RYMAN HOSPITALITY PROPERTIES, INC.

By:
Scott J. Lynn, SVP & General Counsel

GRANTEE:

Print Name

Signature

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